UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2013

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On July 1, 2013, AOL Inc. (“AOL”) entered into a $250 million senior secured revolving credit agreement (the “Credit Facility Agreement”), together with the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”). Under the terms of the Credit Facility Agreement, AOL may request an increase in the commitments of up to an additional $250 million with commitments from either new lenders or increased commitments from existing lenders, subject to the satisfaction of certain conditions. No amounts were borrowed under the Credit Facility Agreement at closing.

The Credit Facility agreement is guaranteed by all of AOL’s material domestic subsidiaries and secured by a lien on substantially all of the assets of AOL and its material domestic subsidiaries, subject to customary exceptions.

Interest on borrowings under the Credit Facility Agreement is payable at rates per annum equal to, at the option of AOL: (1) a fluctuating base rate equal to JPMorgan’s adjusted base rate (“ABR”) plus the applicable margin, or (2) a periodic fixed rate equal to the Eurodollar rate plus the applicable margin. The adjusted base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) JPMorgan’s publicly announced prime rate, or (iii) one-month LIBOR plus 1.0 percent. The applicable margin relating to any Eurodollar loan is 2.0% and the applicable margin relating to any ABR loan is 1.0%. AOL is required to pay a commitment fee based on the unused portion of the commitments under the Credit Facility Agreement.

All amounts outstanding under the Credit Facility Agreement will be due and payable on July 1, 2018 and the commitments thereunder will terminate on such date.

Under the Credit Facility Agreement, AOL is required to maintain, as of the last day of each fiscal quarter, a ratio of debt (net of unrestricted cash up to an agreed cap) to Consolidated EBITDA (as defined in the Credit Facility Agreement) of no greater than 2.75 to 1.00 and a ratio of Consolidated EBITDA to interest expense of no less than 3.00 to 1.00. Each of the above ratios will be tested beginning September 30, 2013 at the end of each fiscal quarter and measured on a rolling four-quarter basis.

The Credit Facility Agreement contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes of the Credit Facility Agreement and as of the specific date (or dates) set forth therein, and are subject to certain limitations as agreed upon by the contracting parties.

The covenants limit, subject to customary exceptions, AOL’s and its restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	grant liens;

•	merge or consolidate with any person or sell all or substantially all of its assets to any person;

•	dispose of its assets;

•	make certain dividends and other payments on its equity;

•	make certain investments;

•	enter into certain transactions with affiliates;

•	enter into certain hedging arrangements;

•	make changes to its fiscal year;

•	enter into certain agreements containing negative pledge clauses;

•	enter into certain agreements with clauses restricting subsidiary distributions; and

•	make certain changes in its line of business.

The Credit Facility Agreement includes customary events of default (subject to customary grace periods, where applicable), including events of default relating to non-payment of principal, interest or fees, material inaccuracy of a representation or warranty when made, violation of a covenant, cross-default to material indebtedness, certain unpaid judgments, bankruptcy and insolvency events related to AOL and its material subsidiaries, actual or asserted invalidity of any guarantee or security document or non-perfection of security interests in respect of a material portion of the collateral and a change of control. If an event of default occurs under the Credit Facility Agreement, the lenders will be able to terminate the commitments under the Credit Facility Agreement, accelerate the maturity of the loans outstanding under the Credit Facility Agreement and exercise other rights and remedies. The Company will file a copy of the Credit Facility Agreement as an exhibit to its Form 10-Q for the quarter ended September 30, 2013. The above summary is qualified in its entirety by reference to the Credit Facility Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2013, AOL entered into the Credit Facility Agreement as described under Item 1.01 above. The description of the Credit Facility Agreement under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On July 8, 2013, AOL announced that its Board of Directors (the “Board”) has approved a new stock repurchase program. Under the terms of the new stock repurchase program, the Company is authorized to repurchase up to $150 million of its outstanding shares of common stock from time to time over the next 12 months, depending on market conditions, share price and other factors (the “New Stock Repurchase Program”). Repurchases under the New Stock Repurchase Program may be made on the open market, in block trades, pursuant to pre-arranged trading plans or otherwise and may include derivative transactions. The New Stock Repurchase Program may be suspended or discontinued at any time, and the New Repurchase Program does not affect in any way the terms or conditions of the previously announced $100 million share repurchase authorization approved by the Board in February 2013 (the “Original Repurchase Program”). To date, AOL has repurchased 1.4 million shares of common stock for total consideration of approximately $50 million under the terms of the Original Repurchase Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

	By:	/s/ Karen Dykstra
	Name:	Karen Dykstra
	Title:	Executive Vice President and Chief Financial Officer

Date: July 8, 2013